Exhibit 99.1

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (COMMON)

The estimated expenses incurred by Radian Group Inc. (the “Company”) in connection with its issuance and sale of 17,825,000 shares of its common stock, par value $0.01 per share, are set forth in the following table:

Securities and Exchange Commission Registration Fee	$33,290
Legal Fees and Expenses	250,000
Accounting Fees and Expenses	75,000
Printing and Engraving Expenses	56,710
Other	—
Total	415,000

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (NOTES)

The estimated expenses incurred by the Company in connection with its issuance and sale of $300 million aggregate principal amount of 5.000% Senior Notes due 2019, are set forth in the following table:

Securities and Exchange Commission Registration Fee	$38,640
Legal Fees and Expenses	250,000
Accounting Fees and Expenses	75,000
Printing and Engraving Expenses	70,000
Other	346,360
Total	780,000